UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in charter)

OREGON	0-13442	93-0786033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD WILSONVILLE, OR	97070-7777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 685-7000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 1, 2005, in connection with the execution of a new revolving credit agreement as described in Item 2.03 below, Mentor Graphics Corporation (the “Company”) terminated its prior revolving credit agreement. The prior agreement provided for borrowings of up to $100,000,000 and was scheduled to mature on July 14, 2006. Like the new credit agreement, the prior credit agreement was with a group of banks with Bank of America, N.A. acting as administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2005, the Company entered into an unsecured revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent (“Agent”), and certain other lender parties. Borrowings under the Credit Agreement are permitted up to a maximum of $120,000,000, and the maturity date for all borrowings is June 1, 2009.

Interest on outstanding indebtedness under the Credit Agreement is based, at the Company’s option, on either LIBOR plus a spread of between 1.0% and 1.6% or prime plus a spread of between 0.0% and 0.6%, with the amount of the spread in each case based on a pricing grid tied to a financial covenant. In addition, commitment fees are payable on the unused portion of the credit facility at rates between 0.25% and 0.35% based on a pricing grid tied to a financial covenant.

The Credit Agreement requires compliance with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with certain affirmative and negative covenants. The Credit Agreement includes certain affirmative covenants regarding the delivery of financial information and use of loan proceeds, among others. The Credit Agreement also contains certain negative covenants, including financial covenants requiring the maintenance of specified liquidity ratios, leverage ratios and minimum tangible net worth, and covenants restricting (with exceptions) liens, dispositions of assets, consolidations and mergers, loans and investments and indebtedness.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

4.F	Credit Agreement dated as of June 1, 2005 between the Company, Bank of America, N.A. as agent and the other lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION
(Registrant)

Date: June 6, 2005	By:	/s/ Dean M. Freed
Dean M. Freed
Vice President and General Counsel

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